EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:

John V. Harker	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8170

Mike Yonker
Chief Financial Officer
InFocus Corporation
(503) 685-8603

InFocus® Announces Third Quarter 2003 Financial Results

WILSONVILLE, Ore., October 28, 2003 — InFocus® Corporation (Nasdaq: INFS) today announced third quarter revenues of $139.3 million and a net loss of $45.9 million, or ($1.16) per share.  Included in the third quarter net loss is a non-cash charge of $26.4 million in accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Quarterly Revenue, Unit, and Gross Margin Comparisons

Third quarter revenues of $139.3 million increased 4 percent from second quarter revenues of $134.3 million and decreased 7 percent from $149.9 million in the third quarter of 2002.  Unit shipments in the third quarter were up 10 percent compared to the second quarter and up 30 percent compared to the third quarter of 2002.  Average Sales Price (ASP) declines of 5 percent eased during the quarter compared to double-digit declines in each of the first two quarters of the year.  Gross margins for the third quarter improved sequentially to 9.1 percent from 0.1 percent in the second quarter, but declined 7.4 points from the same quarter a year ago.

GAAP Earnings Comparison

The third quarter net loss is $45.9 million compared to the second quarter net loss of $40.2 million.  The company had a net loss of $9.2 million in the third quarter of 2002.  Year to date, the net loss is $98.5 million compared to a net loss of $15.9 million in the first three quarters of 2002.  Net loss per share for the third quarter was ($1.16), compared to ($1.02) in the second quarter and ($.23) in the third quarter of 2002.  Year to date, the net loss per share is ($2.50) for 2003 compared to ($0.41) for the first three quarters of 2002.

Operating Expenses and Earnings Comparison Excluding Long-lived Asset Impairment Charge and Restructuring Charges

The third quarter operating expenses include a non-cash charge of $26.4 million in accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Based on recent quarterly operating losses, the company performed a review and evaluation of the carrying value of its long-lived assets and determined that based on the under utilization of certain of those assets and the competitive and uncertain economic environment it operates in, the carrying value of those assets exceeded the current fair value.  A non-cash charge was taken to reduce the carrying value of those assets to current fair value.  As a result, the company will record less quarterly depreciation expense beginning in Q4 2003 and continuing through at least 2007.

In addition to the asset impairment charge recorded in the third quarter, year to date results for 2003 and 2002 include restructuring charges of $3.7 million and $1.3 million, respectively.

Operating expenses, exclusive of these charges, were $32.2 million for the third quarter of 2003, a reduction of $2.3 million from the second quarter and a reduction of $8.3 million from the third quarter of 2002.  The decline in operating expenses is a result of the company’s ongoing efforts to reduce the company’s cost structure.

Excluding the FAS No. 144 charge from the GAAP net loss results in a pro forma net loss of $19.5 million for the third quarter or ($.49 per share), compared to a pro forma net loss of $36.5 million for the second quarter or ($.93 per share).  Excluding the asset impairment and restructuring charges, the 2003 pro forma year to date net loss is $68.4 million ($1.74 per share) compared to the 2002 pro forma year to date net loss of $14.6 million ($.37 per share).

Balance Sheet

Cash and marketable securities increased by $22 million during the quarter to $127 million with no debt.  The increase primarily comes from receiving $19.6 million of the expected U.S. income tax refund late in the quarter and improved working capital performance on the balance sheet.  Days sales outstanding on accounts receivable improved during the quarter to 54 days and worldwide inventory levels declined by approximately $21 million.

China Update

As the company announced previously, the importation of projectors for resale in the Chinese market by its Shanghai China subsidiary became the subject of an investigation by Chinese customs authorities during the second quarter.  In mid-May, these officials took action to effectively shut down the company’s Chinese importation and sales operations by impounding or freezing assets in China.

The investigation appears to be focusing on the appropriate classification of projectors upon importation into China.  Since the company established operations in China in late 2000, the primary business model has been to import data projectors.  The distinction between a data projector and video projector is important because the duty rates on video projectors has been much higher than on data projectors over the last few years.  If the video projector duty rate was applied to all the projectors imported by our Chinese subsidiary, the potential additional duty that could be assessed against the Company’s Chinese subsidiary is approximately $12 million.  In addition, Chinese customs authorities have the authority to assess punitive damages if it is found that there was any intentional wrongdoing by the Company’s subsidiary.

The company believes from a technological standpoint that it took the necessary steps to properly create and import data projectors into China.  The difficulty in this case is two-fold.  First, the recent advancements in digital capabilities in laptops and DVD players has led to a convergence of data and video technologies whereby display products like computer monitors, data projectors and flat panel displays may have the capability to display video in certain circumstances.   Second, the creation of a data projector and its distinction from a video projector is technologically intricate and requires an in-depth understanding of both software and electrical engineering.

Accordingly, the company is continuing to cooperate fully with the ongoing investigation by providing detailed documentation regarding business practices and engineering processes for data projection, making employees available in China to be interviewed by customs officials, and putting a team in place full time in Shanghai to respond quickly to ongoing requests for information and meetings.  The company has taken these steps with a goal of being able to resume business operations as quickly as possible and to free up assets frozen in China.  As of September 30, the company had a total of $12.8 million in cash, inventory and accounts receivable in China.

Recently, enough progress has been made such that customs officials have agreed to allow the company to resume certain business operations in China.  Specifically, in exchange for agreeing to deposit as security 50 million RMB, roughly the equivalent of $6 million USD, directly with Shanghai customs, the customs authorities have freed up the company’s bank accounts allowing for the collection of outstanding aging accounts receivable in China.  In addition, Shanghai customs has agreed to release approximately $1.9 million of finished goods and spare parts inventory.  They continue to hold approximately $5.6 million of inventory.

The cash deposited with Shanghai customs is essentially a security deposit, placed in exchange for agreeing to allow the company to realize a portion of the depreciable assets under impoundment and to resume certain business operations pending final resolution of the investigation.  While these recent actions appear to be positive steps towards completing the investigation, it is still difficult to predict when this situation will finally be resolved or the financial impact that it may have on the company.

Lastly, the company continues to investigate other alternatives to resume its business operations in China.  The company is working closely with Chinese customs authorities in this endeavor and negotiations are currently underway with a potential contract manufacturer to manufacture products in China for the Chinese market.  The company expects these negotiations to be complete and manufacturing to commence operations over the next three to six months.

Outlook

Seasonally, the fourth quarter has traditionally been the company’s strongest quarter for both unit volume and revenues and 2003 should be no exception.  If there is no significant deterioration of economic or geo-political factors, the company expects revenues to increase, quarter over quarter, between 10% and 15% primarily due to the strong backlog position the company carried into the fourth quarter and the impact of winning a large foreign government educational tender.  Operating expenses are expected to continue to come down in the fourth quarter due primarily to ongoing cost containment efforts and lower depreciation expense associated with the FAS 144 asset impairment charge taken in Q3.

How fast overall financial performance improves is largely dependent on gross margins, which are impacted by a variety of factors that are difficult to predict. The factors impacting gross margins include the level of ASP declines, product mix, resolution of the situation in China and effectively managing end of life product transitions in a stabilizing but weak economic climate. As a result of the uncertainty surrounding the above factors, the company is not providing any specific gross margin or earnings guidance for the fourth quarter at this time.

“In summary, we made progress on a number of initiatives designed to further improve our long-term competitive position while lowering our breakeven point.  We were able to slightly increase revenues and gross margins, boost unit shipments, increase backlog, better manage ASP declines, reduce operating expenses and generate positive cash flow during the quarter,” said John V. Harker, Chairman, President and CEO.  “While we expect to see further revenue growth in the fourth quarter, we are focused on executing plans and programs to put us in a position of getting back to profitability in the first half of 2004.    We are committed to building on our leadership position in this industry and are excited about the market growth opportunities that lie ahead,” concluded Harker.

In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (800)-792-9296 (U.S. participants) or (706)-634-2419 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through October 30, 2003 by calling (800) 642-1687, ID #9885576.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS), the worldwide leader in digital projection technology and services, enhances thinking, learning and creativity in boardrooms, meeting rooms and classrooms and delivers superior home entertainment experiences by vividly projecting larger-than-life images from multiple sources including computers, DVD players, and PDAs. A recognized projection pioneer and innovator, InFocus provides the most comprehensive line of business and home projectors, projector management tools, wireless technology and projection engines.  From the smallest and lightest mobile projectors and feature-packed meeting room products to the finest and most compact home entertainment projection solutions, InFocus has garnered industry acclaim for design, functionality and intuitive solutions.  InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in EMEA and Asia.  For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S and Canada) or 503.685.8888 worldwide.

InFocus, Proxima, LiteShow and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and digital Light Processing” and “DLP” are trademarks of Texas Instruments.

InFocus Corporation
Consolidated Statement of Operations
(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenues	$139,310	$149,867	$418,758	$471,822
Cost of revenues	126,696	125,182	381,978	373,434
Gross margin	$12,614	$24,685	$36,780	$98,388

Operating expenses:
Selling and marketing	17,476	19,550	55,305	60,578
Research and development	7,746	9,799	25,208	28,046
General and administrative	6,928	11,198	22,347	33,561
Restructuring costs	—	—	3,700	1,318
Impairment of long-lived assets	26,400	—	26,400	—
	$58,550	$40,547	$132,960	$123,503

Loss from operations	$(45,936)	$(15,862)	$(96,180)	$(25,115)

Other income (expense), net	462	(99)	1,289	(485)
Loss before income taxes	(45,474)	(15,961)	(94,891)	(25,600)
Provision (benefit) for income taxes	401	(6,788)	3,599	(9,680)
Net loss	$(45,875)	$(9,173)	$(98,490)	$(15,920)

Basic net loss per share	$(1.16)	$(0.23)	$(2.50)	$(0.41)

Fully diluted net loss per share	$(1.16)	$(0.23)	$(2.50)	$(0.41)

Basic and fully diluted shares outstanding	39,436	39,321	39,368	39,267

Fully diluted shares outstanding	39,436	39,321	39,368	39,267

InFocus Corporation
Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30, 2003	December 31, 2002
	(unaudited)
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$110,575	$104,230
Marketable securities	16,472	10,590
Accounts receivable, net of allowances	84,040	120,668
Inventories, net	93,166	114,773
Outsourced manufacturer receivables	7,703	17,912
Other current assets	18,903	46,894
Total Current Assets	330,859	415,067

Marketable securities	—	5,857
Property and equipment, net	15,093	45,681
Other assets, net	4,785	6,303
Total Assets	$350,737	$472,908

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$68,548	$107,429
Other current liabilities	38,005	41,687
Total Current Liabilities	106,553	149,116

Other Long-Term Liabilities	4,129	2,289

Shareholders’ Equity:
Common stock and additional paid-in capital	164,284	163,795
Other comprehensive income:
Foreign currency translation	20,526	8,875
Unrealized gain on equity securities	7,925	3,023
Retained earnings	47,320	145,810

Total Shareholders’ Equity	240,055	321,503

Total Liabilities and Shareholders’ Equity	$350,737	$472,908

InFocus Corporation
Reconciliation of GAAP Earnings
(In millions, except per share amounts)

	Third Quarter 2003		Second Quarter 2003		Change
	Per Share	Net Loss	Per Share	Net Loss	Per Share	Net Loss

GAAP Loss	$(1.16)	$(45.9)	$(1.02)	$(40.2)	$(0.14)	$(5.7)

Restructuring charges	$—	$—	$0.09	$3.7	$(0.09)	$(3.7)
		—
Impairment of long-lived assets	0.67	26.4	—	—	0.67	26.4

Loss excluding restructuring and impairment charges	$(0.49)	$(19.5)	$(0.93)	$(36.5)	$0.43	$17.0

	Third Quarter 2003		Third Quarter 2002		Change
	Per Share	Net Loss	Per Share	Net Loss	Per Share	Net Loss

GAAP Loss	$(1.16)	$(45.9)	$(0.23)	$(9.2)	$(0.93)	$(36.7)

Impairment of long-lived assets	0.67	26.4	—	—	0.67	26.4

Loss excluding restructuring and impairment charges	$(0.49)	$(19.5)	$(0.23)	$(9.2)	$(0.26)	$(10.3)

	Year-to-Date 2003		Year-to-Date 2002		Change
	Per Share	Net Loss	Per Share	Net Loss	Per Share	Net Loss

GAAP Loss	$(2.50)	$(98.5)	$(0.41)	$(15.9)	$(2.10)	$(82.6)

Restructuring charges, net of income taxes	$0.09	$3.7	$0.03	$0.9	$0.06	$2.8

Impairment of long-lived assets	0.67	26.4	—	—	0.67	26.4

Loss excluding restructuring and impairment charges	$(1.74)	$(68.4)	$(0.38)	$(15.0)	$(1.36)	$(53.4)

Note:  For additional financial information please visit our Investor Relations web site at infocus.com.